Financial News Release

CONTACTS:
Tom Liguori	Annie Leschin
Advanced Energy Industries, Inc.	Advanced Energy Industries, Inc.
970.407.6570	970.407.6555
Tom.liguori@aei.com	ir@aei.com

JOHN A. ROUSH JOINS THE ADVANCED ENERGY BOARD OF DIRECTORS

Fort Collins, Colo., May 5, 2016 - Advanced Energy Industries, Inc. (Nasdaq: AEIS) today announced that John A. Roush, the chief executive officer of GSI Group, Inc. (Nasdaq: GSIG), a leading global supplier of precision photonic components and subsystems to OEM's in the medical and advanced industrial markets, has joined the company’s board of directors.

“We are very pleased to welcome John to our Board," said Grant Beard, the chairman of Advanced Energy. “His extensive leadership experience in diverse industrial markets and thorough understanding of the needs of those customers will make him a significant addition to the board.”

“I am very excited to work with John," said Yuval Wasserman, president & chief executive officer of Advanced Energy. “His broad executive management experience will be a valuable asset as we expand and execute our vision to grow our industrial business and return value to shareholders.”

“I’m honored to be joining the board and look forward to working with Advanced Energy and its dynamic leadership team,” said Mr. Roush.

Mr. Roush was appointed as chief executive officer and board member to GSI Group Inc. (“GSI Group”) on December, 14, 2010. Mr. Roush joined GSI Group after a twelve year career with PerkinElmer, Inc. (“PerkinElmer”), a provider of technology and services to the diagnostics, research, environmental, safety and security, industrial and laboratory services markets, where he was a corporate officer and served in several leadership positions, most recently leading the company’s $1.2 billion Environmental Health segment. Prior to joining PerkinElmer, Mr. Roush held management positions with Outboard Marine Corporation, AlliedSignal, Inc., now Honeywell International, McKinsey & Company Inc. and General Electric. Mr. Roush also serves as a director of Lemaitre Vascular, Inc. (Nasdaq: LMAT), a global provider of medical devices and implants for the treatment of p eripheral Vascular disease, and as a member of its Audit Committee. Mr. Roush holds a Bachelor of Science degree in Electrical Engineering from Tufts University and an M.B.A. from Harvard University.

About Advanced Energy
Advanced Energy (Nasdaq: AEIS) is a global leader in innovative power and control technologies for high-growth, precision power solutions for thin films processes and industrial applications. Advanced Energy is headquartered in Fort Collins, Colorado, with dedicated support and service locations around the world. For more information, go to www.advanced-energy.com.
Forward-Looking Language

Advanced Energy’s expectations with respect to statements that are not historical information are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These include statements regarding the expected future performance of the Company. Forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Risks associated with Advanced Energy’s business, industry and stock are described in Advanced Energy's Form 10-K, Forms 10-Q and other reports and statements filed with the Securities and Exchange Commission. These reports and statements are available on the SEC's website at www.sec.gov. Copies may also be obtained from Advanced Energy's website at www.advancedenergy.com or by contacting Advanced Energy's investor relations at 970-407-6555. Forward-looking statements are made and based on information available to the company on the date of this press release. Advanced Energy assumes no obligation to update the information in this press release.